                           REVOLVING CREDIT AGREEMENT

          This Revolving Credit Agreement, dated as of January 1, 1994, is entered into between Telephone and Data Systems, Inc., an Iowa corporation (herein called "TDS"), and American Paging, Inc., a Delaware corporation (herein called the "Company").

          WHEREAS, TDS owns certain of the issued and outstanding shares of the capital stock of the Company; and

          WHEREAS, in order to provide the Company with certain funds for certain specified purposes, the Company has requested TDS to extend loans to the Company in an aggregate amount not to exceed sixty million dollars ($60,000,000) and TDS is willing to extend such loans upon the terms and conditions of this Revolving Credit Agreement;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

          Section 1. COMMITMENT OF TDS. Subject to the terms and conditions of this Revolving Credit Agreement, TDS, either directly or through one or more of its subsidiaries, agrees to lend to the Company on a revolving basis, during the period from the date hereof to the earlier to occur of (a) January 1, 1999 or
(b) the
date on which ownership of stock of API by TDS would no longer meet the 80 percent requirement of Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended, after replacing "80 percent" with "70 percent" (the "Early Termination Date"), such amounts (which shall be $100,000 or an integral multiple thereof) as the Company may from time to time request (but not more frequently than once every five Business Days and not more than $3,000,000 per request unless otherwise agreed to by TDS) upon written notice given not less than five Business Days before the date of the loan, but not exceeding the principal amount of $60,000,000 at any one time outstanding. All loans from TDS, either directly or through one or more of its subsidiaries, to the Company or any of its Subsidiaries that were outstanding on December 31, 1993 shall be converted into and regarded for all purposes as a loan made under this Revolving Credit Agreement on January 1, 1994. Notwithstanding any other provision of this Revolving Credit Agreement, no other loan shall be required to be made hereunder if any Event of Default has occurred, or if any Default has occurred and is continuing.

          Section 2. NOTE EVIDENCING BORROWINGS. The borrowings hereunder by the Company shall be evidenced by a Note of the Company substantially in the form set forth in Exhibit A, with appropriate insertions by TDS on Schedule I thereto, and shall mature on the earlier of (a) December 31, 1998 or (b) the date six months after the Early Termination Date, unless the Company in the written notice requesting a loan specifies that an earlier date on which an interest payment is due shall be the maturity date for that loan. With respect to each borrowing hereunder, TDS is authorized to enter the details thereof on Schedule I to the Note, including, without limitation, the date of the borrowing, the amount of the borrowing, the earlier maturity date specified by the Company, if any, and principal prepayments and payments thereof, and all such entries shall be presumed to be correct absent clear and manifest error.

          Section 3. PAYMENT OF INTEREST AND PRINCIPAL. The Company agrees to pay interest on the unpaid principal amount of each borrowing hereunder at a rate per annum equal to 1 1/2% above the Prime Lending Rate as in effect from time to time, payable on the first days of January, April, July and October until the principal amount becomes due (whether at maturity, by acceleration or otherwise); and to pay on demand interest on any overdue principal and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate per annum equal to 3 1/2% above the Prime Lending Rate as in effect from time to time. Interest shall be computed on the basis of a year of 360 days for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

          Section 4. COMPANY'S RIGHT TO PREPAY BORROWINGS. The Company may from time to time and without premium prepay any borrowing in whole or in part. The amount of any partial prepayment shall be $20,000 or an integral multiple thereof. Any prepayment of the full amount of any borrowing shall include accrued interest thereon. Each prepayment shall be applied first to outstanding interest due and then to principal beginning with the earliest borrowing. Any prepayment made upon any borrowing shall reinstate the Credit in the amount of such prepayment.

          Section 5. TERM OF REVOLVING CREDIT AGREEMENT. Unless sooner terminated as elsewhere provided herein, this Revolving Credit Agreement and TDS's obligation to furnish the Credit shall terminate on the earlier of (a) December 31, 1998 or (b) the Early Termination Date.

          Section 6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. To induce TDS to grant the Credit and make loans hereunder, the Company represents and warrants that:

          (a) The Company and its Subsidiaries are corporations, each duly organized and existing, in good standing, under the laws of the jurisdiction of its incorporation, and each has the corporate power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction, if any, in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for such failures to qualify or to be in good standing, if any, as in the aggregate are not material to the business or financial condition of the Company and its Subsidiaries taken as a whole.

          (b) The Company has full corporate power and authority to enter into this Revolving Credit Agreement, to make the borrowings hereunder, to execute and deliver the Note, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action.

          (c) All authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities which are necessary for the borrowings hereunder, the execution and delivery of this Revolving Credit Agreement and the Note and the performance by the Company of its obligations hereunder and thereunder have been effected or obtained and are in full force and effect.

          (d) This Revolving Credit Agreement constitutes and the Note, when executed and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (e) There are no proceedings or investigations pending or threatened before any court or arbitrator or before or by any governmental authority in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business or financial condition of the Company and its Subsidiaries taken as a whole or materially impair the ability of the Company to perform its obligations under this Revolving Credit Agreement or the Note.

          (f) There is no statute, regulation, rule, order or judgment, and no provision of any mortgage, indenture, contract, license, permit, agreement or other instrument or obligation binding on the Company or any Subsidiary or affecting their respective properties which would prohibit, conflict (except to the extent cured by waivers or consents or to the extent the consequences of such conflict would not, in the aggregate, be material to the financial condition of the Company and its Subsidiaries taken as a whole) with or in any way prevent the execution, delivery, or carrying out of the terms of this Revolving Credit Agreement and/or of the Note.

          (g) The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1992, together with consolidated statements of income and expense, retained earnings, paid-in capital and surplus and changes in financial position for the fiscal year then ended, certified by Arthur Andersen & Co., and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1993, together with consolidated statements of income and expense and changes in financial position for the nine months then ended and the accompanying footnotes, heretofore delivered to TDS, fairly present the financial condition of the Company and its Subsidiaries and the results of their operations and transactions in their surplus accounts as of the dates and for the periods referred to and have been prepared in accordance with generally accepted accounting principles consistently maintained by the Company and its Subsidiaries throughout the periods involved, except as otherwise indicated in such financial statements. There has been no material adverse change in the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole, since December 31, 1992.

          (h) The Company and its Subsidiaries, taken as a whole, have good, valid and marketable title to their respective real, personal and other properties and assets material to the conduct of the business of the Company and its Subsidiaries and reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1993, free and clear of all mortgages, liens, pledges, charges or encumbrances, except for those listed on Exhibit B.

          Section 7.  COVENANTS OF THE COMPANY.

          (a) Until the expiration or termination of the Credit and thereafter until the Note and other liabilities of the Company hereunder are paid in full, the Company shall:

          (1) furnish to TDS (i) within 120 days after each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries, prepared on a consolidated basis and in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, and signed by independent certified public accountants satisfactory to TDS, together with financial statements consisting of consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and expense, retained earnings, paid-in capital and surplus and changes in financial position of the Company and its Subsidiaries for such fiscal year; (ii) as soon as available but in no event more than 120 days after the close of each fiscal year of the

     Company, a letter or opinion of the accountants who prepared the annual audit report relating to the Company and its Subsidiaries stating whether anything in such accountants' examination has revealed the occurrence of any event which constitutes a Default or an Event of Default and, if so, stating the facts with respect thereto (PROVIDED that the furnishing of such letter or opinion shall not require expansion of the scope of such accountants' examination); (iii) within 60 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of its unaudited financial statements, similarly prepared, consisting of at least a balance sheet as at the close of such quarter and a profit and loss statement and a statement of changes in financial position and analysis of surplus for such quarter and for the period from the beginning of such fiscal year to the close of such quarter, and signed by a proper accounting officer of the Company and accompanied by a certificate of said officer stating whether any event has occurred which constitutes a Default or an Event of Default; and
     (iv) from time to time, such other information as TDS may reasonably request;

          (2) permit, and cause each of its Subsidiaries to permit, TDS to have one or more of its officers, employees or agents, upon at least three days' notice, and at TDS's expense, visit and inspect any of the properties of the Company or any Subsidiary and examine the minute books, books of account and other records of the Company or any Subsidiary and make copies thereof or extracts therefrom, and discuss its affairs, finances and accounts with its officers and employees and, at the request of TDS, with the Company's independent accountants, during normal business hours and at such other reasonable times and as often as TDS may reasonably desire;

          (3) maintain, and cause each of its Subsidiaries to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated;

          (4) pay, and cause each of its Subsidiaries to pay, when due all taxes, assessments, and other liabilities, except where the failure so to pay could not have a material adverse effect on the business, credit, financial condition or operations of the Company and its Subsidiaries taken as a whole or except and so long as contested in good faith;

          (5) preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and all of its material (considering the Company and its Subsidiaries taken as a whole) rights, privileges and Fran-chises (including Franchises and any licenses granted by the Federal Communications Commission) necessary in the normal conduct of its business; PROVIDED that nothing herein contained shall prevent (i) the termination during any consecutive 12-month period of the business or corporate existence of any one or more Subsidiaries which comprise less than 5% of the consolidated assets of the Company and its Subsidiaries, or (ii) the Company or any Subsidiary from merging with another Person if the Company or such Subsidiary is the surviving corporation or the other Person is controlled by the Company or any Subsidiary, or any Subsidiary from merging into, consolidating with or transferring assets to the Company or another Subsidiary or any Person controlled by the Company or any Subsidiary, PROVIDED that the effect of such merger will not constitute a Default or Event of Default;

          (6) comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, a breach of which would materially and adversely affect the business or credit of the Company and its Subsidiaries taken as a whole, except where contested in good faith and by proper proceedings;

          (7) promptly notify TDS upon the discovery by any officer of the Company of the occurrence of any Default or

     Event of Default, in each case describing the nature thereof and the action the Company proposes to take with respect thereto; and

          (8) cause each Subsidiary of the Company to comply with all sections of this Revolving Credit Agreement applicable to Subsidiaries to the same extent as if such Subsidiary were the Company.

          (b) Until the expiration or termination of the Credit and thereafter until the Note and other liabilities of the Company hereunder are paid in full:

          (1) the Company shall not purchase or redeem any shares of its stock (other than in connection with stock option or other employee benefit programs or where the redemption price is payable in shares of TDS furnished by TDS to the Company to enable it to effect the redemption), declare or pay any dividends thereon or make any other distribution to any of its shareholders other than normal dividends payable with respect to preferred stock, except to the extent that the cumulative sum of all such payments (excluding any payments to redeem shares of the Company's stock with shares of TDS furnished by TDS to the Company to enable it to effect the redemption) shall not exceed one-half of the cumulative consolidated net income of the Company for the period from and after January 1, 1994 to and including the date of making any such payment;

          (2) the Company shall not permit its consolidated equity (excluding customer deposits and unearned revenues) to be less than 30% of its consolidated liabilities (including, without limitation, the Note, accounts payable and other liabilities);

          (3) the Company shall not incur or permit to exist any indebtedness for Borrowed Money, except (i) borrowings under this Revolving Credit Agreement, or (ii) indebtedness of the Company or which is guaranteed by the Company if, as to the Company's obligations thereunder, such indebtedness is subordinate to or on a parity with borrowings under this Revolving Credit Agreement;

          (4) the Company shall not create or permit to exist or allow any of its Subsidiaries to create or permit to exist any mortgage, pledge, title retention lien, or other encumbrance or security interest with respect to any assets now owned or hereafter acquired by the Company's Subsidiaries, except (i) liens in connection with the acquisition of property and attaching only to the property acquired and any licenses related thereto;
     (ii) liens for current taxes not delinquent or as security for taxes being contested in good faith, or in connection with workmen and materialmen for sums not due or sums being contested in good faith; (iii) liens created in the normal course of business to procure surety bonds; (iv) liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary; (v) liens existing on real property owned or leased that are incidental to the conduct of business of the Company or the ownership of its property and assets and that were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the assets of the Company and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of the business of the Company and its Subsidiaries taken as a whole; (vi) liens existing on the date hereof as shown on Exhibit B; (vii) liens on assets of any corporation existing at the time such corporation is merged into or consolidated with a Subsidiary or becomes a Subsidiary and not created in contemplation of such event; (viii) liens existing on any asset prior to the acquisition thereof by a Subsidiary and not created in contemplation of such acquisition; (ix) liens arising out of the refinancing, extension, renewal or refunding of any debt secured by any lien permitted by any of the foregoing clauses of this Section, PROVIDED that such debt is not increased and is not secured by any additional assets;

     and (x) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under unemployment insurance; and

          (5) the Company shall not enter into or be a party to, or allow any of its Subsidiaries to enter into or be a party to, any contract for the purchase of materials, supplies, other property or services if such contract requires that payment be made by the Company or its Subsidiaries regardless of whether delivery is ever made of such materials, supplies, other property or services.

          Section 8. CONDITIONS OF LENDING. TDS shall not be required to make the first loan contemplated hereunder to be made after January 1, 1994, unless the Company shall have delivered to TDS:

          (a) a certified copy of the Company's Board of Directors' resolutions authorizing the execution and delivery of the Note and this Revolving Credit Agreement;

          (b) a certificate executed by the President or a Vice President of the Company and dated the date of the loan certifying (i) that the warranties and representations made in Section 6 by the Company are true and correct on such date, (ii) that no Event of Default has occurred or would result from the Company obtaining the requested loan, and (iii) that no Default has occurred and is continuing;

          (c)  the Note appropriately completed and duly executed;

          (d)  such other documents as TDS shall reasonably request; and

          (e) an opinion from counsel to the Company that the Company is a corporation duly existing under the laws of the State of Delaware; that the Company has full power to execute and deliver this Revolving Credit Agreement, to borrow money hereunder, to execute and deliver the Note, and to perform its obligations under this Revolving Credit Agreement and the Note; that such actions have been duly authorized by all necessary corporate action and are not in conflict with any provision of law or of the charter or bylaws of the Company, nor in conflict with any agreement binding upon the Company of which such counsel has knowledge; and that this Revolving Credit Agreement is, and the Note when executed and delivered by the Company for value received will be, the legal and binding obligations of the Company.

          Section 9. EVENTS OF DEFAULT. The occurrence of any one or more of the following events, unless waived in writing by TDS either before or after the occurrence, shall constitute an "Event of Default" hereunder:

          (a) the Company fails to pay the principal of or interest on the Note when and as the same shall become due and payable, whether at the due date thereof, by acceleration or otherwise, and in the case of interest such failure shall continue for more than five Business Days thereafter;

          (b) the Company, or during any consecutive 12-month period any one or more Subsidiaries which comprise more than 5% of the consolidated assets of the Company and its Subsidiaries, becomes insolvent or admits in writing its inability to pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a trustee or receiver for the Company or any such Subsidiary or any property thereof; in the absence of such application, consent, or acquiescence, a trustee or receiver is appointed for the Company or any such Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Company or any such Subsidiary, and if instituted against the Company or any such Subsidiary is consented to or acquiesced in by the Company or any such Subsidiary or remains for 30 days undismissed;

          (c) any representation or warranty made by the Company herein is untrue in any material respect and such representation or warranty is not made true within 30 days after an officer of the Company becomes aware of such material untruth, or if such representation or warranty is not made true within 90 days after an officer of the Company becomes aware of such material untruth PROVIDED the Company is trying in good faith to make such representation or warranty true at all times after an officer of the Company becomes aware of such material untruth and the Company is taking whatever action is necessary to make such representation or warranty true;

          (d) any schedule, statement, report, notice, or writing furnished by the Company is untrue in any material respect on the date as of which the facts set forth are stated or certified if such document is not revised to be true and furnished by the Company to TDS within ten days after an officer of the Company becomes aware of such material untruth;

          (e) the Company breaches any of the terms, covenants or agreements herein set forth and such breach continues (i) for 30 days after notice to the Company, (ii) for 60 days after an officer of the Company becomes aware of such breach, or (iii) for 90 days after an officer of the Company becomes aware of such breach in the case of a breach of any of the terms, covenants or agreements of Sections 7(a)(5), 7(a)(6), 7(b)(2), and 7(b)(4), PROVIDED that the Company is making a good faith effort to cure the breach at all times after an officer of the Company becomes aware of it;

          (f) any event shall occur or fail to occur if the effect of such occurrence or failure is to accelerate the maturity of any indebtedness for Borrowed Money (other than the indebtedness under this Revolving Credit Agreement) of the Company or any of its Subsidiaries, which indebtedness for Borrowed Money in the aggregate exceeds 10% of the Company's consolidated equity as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries, or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof and such occurrence or failure shall not have been remedied or waived within any applicable period of grace;

          (g) the Company or any of its Subsidiaries defaults in the payment of any indebtedness for Borrowed Money other than the indebtedness under this Revolving Credit Agreement if the aggregate of such indebtedness for Borrowed Money, including the defaulted payment, exceeds 10% of the Company's consolidated equity as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries; and

          (h) one of more judgments against the Company or any of its Subsidiaries or attachments against its property, which in the aggregate exceed $2,000,000, or the operation or result of which would be to interfere materially and adversely with the conduct of the business of the Company and its Subsidiaries taken as a whole, remain, unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 30 days.

          The Company shall immediately advise TDS of any Event of Default or of any Default. If any Event of Default shall occur, whether the Event of Default shall then be continuing, TDS may declare the Credit to be terminated at any time thereafter and the Note to be due and payable, whereupon the Credit shall immediately terminate and the Note shall become immediately due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding (PROVIDED that TDS's commitment hereunder shall forthwith terminate, and the unpaid principal of and accrued interest on the loans and all other amounts owing hereunder shall automatically become and be forthwith due and payable upon the occurrence of any event specified in clause (b) above without any such notice or other action, all of which are hereby expressly waived by the Company). TDS shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.

          Section 10.  DEFINITIONS.

          (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles.

          (b) The following terms shall have the meanings ascribed to them below:

          "BORROWED MONEY" shall mean, as to any Person, any obligation of such Person to repay money, any indebtedness of such Person evidenced by notes, bonds, debentures or similar obligations, any obligation of such Person under a conditional sale or other title retention agreement, any obligation of others secured by any asset of such Person, whether or not such obligation is assumed by such Person, any obligation of others Guaranteed by such Person, all Capital Lease Obligations, and any reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances and similar instruments, PROVIDED, HOWEVER, that Borrowed Money indebtedness shall not include performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds and other obligations of like nature, trade payables, and accrued liabilities and subscriber advance payments and deposits, arising in the ordinary course of such Person's business.

          "BUSINESS DAY" shall mean any day on which commercial banks are not generally authorized or required to close in Chicago, Illinois.

          "CAPITAL LEASE OBLIGATIONS" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement containing the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "CONTROL" (including, with its correlative meanings, "controlled by" and under "common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person.

          "CREDIT" shall mean TDS's commitment to loan funds to the Company pursuant to the terms and conditions of this Revolving Credit Agreement.

          "DEFAULT" shall mean any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "DOLLARS" (including "$") shall mean lawful money of the United States of America.

          "FRANCHISE" shall mean a franchise, license, authorization or right to construct, own, promote, extend and/or otherwise exploit any System operated or to be operated by the Company or any of its Subsidiaries granted by the Federal Communications Commission, by any foreign government, or by any state, county, city, town, village or other government authority but shall not include any such franchise, license, authorization or right which is incidentally required for the purpose of installing, constructing or extending any System.

          "GUARANTEE" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness for Borrowed Money or other obligation of any other Person, or in any manner providing for the payment of any indebtedness for Borrowed Money or other obligation of any other Person, or otherwise protecting the holder of such indebtedness against loss (whether by virtue of partnership arrangements, agreements to purchase assets, goods, securities or services, or to take-or-pay or otherwise), PROVIDED that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb shall have a correlative meaning.

          "NOTE" shall mean the promissory note of the Company to TDS substantially in the form of Exhibit A hereto, evidencing borrowings made under this Revolving Credit Agreement.

          "PERSON" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or similar organization, a government or any political subdivision thereof, or any other legal entity.

          "PRIME LENDING RATE" shall mean the rate of interest announced by LaSalle National Bank of Chicago ("LaSalle") from time to time as its prime rate. If no such rate of interest is announced by LaSalle at any time, the Prime Lending Rate shall be the rate of interest announced by THE WALL STREET JOURNAL from time to time during such time as the prime rate.

          "SUBSIDIARY" shall mean any Person other than the Company whose accounts are included in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles in effect at the time.

          "SYSTEM" shall mean the assets constituting a radio paging system serving subscribers within a geographical area covered by one or more Franchises.

          Section 11.  MISCELLANEOUS.

          (a) No delay on the part of TDS or the holder of the Note in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. No waiver by TDS shall be valid unless it is in writing and signed by the chief executive officer or the chief financial officer of TDS and then only to the extent specifically set forth in such writing.

          (b) All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

          TDS at:   30 North LaSalle Street
                    Suite 4000
                    Chicago, Illinois  60602-2507
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary

          API at:   1300 Godward Street, N.E.
                    Suite 3100
                    Minneapolis, MN  55413-1767
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary


or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Any notice given under this Agreement shall be deemed delivered when received at the appropriate address.

          (c) The Company agrees to reimburse TDS upon demand for all reasonable out-of-pocket expenses (including reasonable attorney's fees and legal expenses) incurred by TDS in enforcing the obligations of the Company hereunder or under the Note and to pay, and save TDS harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Revolving Credit Agreement or the issuance of the Note, which obligations of the Company shall survive any termination of this Revolving Credit Agreement.

          (d) This Revolving Credit Agreement and the Note shall be a contract made under and governed by the laws of the State of Illinois.

          (e) This Revolving Credit Agreement shall be binding upon the Company and TDS and their respective successors and assigns, and shall inure to the benefit of the Company and TDS and the successors and assigns of TDS.

          (f) TDS may at any time sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of its loans or the Note or of its Credit or of its right, title interest therein or thereto or in or to this Revolving Credit Agreement (collectively, "Participations") to any other Person ("Participant"). The Company agrees that any Participant may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the maker of a loan in the amount of its Participation. TDS shall be released from its obligations in connection with any assignment of its rights hereunder if such obligations are expressly assumed by the assignee of such rights. TDS shall promptly furnish the Company with notice of any assignment or Participation hereunder, specifying in each case the identity of the assignee or Participant and the amounts and terms of the assignment or Participation.
Any provision of this Revolving Credit Agreement may be amended, modified or waived only by an instrument or instruments in writing and signed by the chief executive officer or chief financial officer of TDS and the chief executive officer or chief financial officer of the Company.

          (g) This Revolving Credit Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart shall be deemed an original and all counterparts taken together shall constitute one instrument.

          (h) All representations, warranties and covenants of the parties shall survive the delivery of the Note and the furnishing of the Credit and shall expire upon the termination of this Revolving Credit Agreement.

          (i) If any provision of this Revolving Credit Agreement is held prohibited, invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Revolving Credit Agreement or the Note.

          (j) Subject to the provisions hereof, TDS and the Company shall each make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Revolving Credit Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, TDS and the Company shall each, in connection with entering into this Revolving Credit Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

          (k) Nothing in this Revolving Credit Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any Person other than TDS and the Company and their respective permitted successors and assigns.

          (l) Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Revolving Credit Agreement; PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which (i) at the time of disclosure was in the public domain not as a result of acts by the receiving party, or (ii) was in the possession of the receiving party at the time of disclosure.

          (m) This Revolving Credit Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

          (n) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Revolving Credit Agreement.

           IN WITNESS WHEREOF, the parties have executed this Revolving Credit Agreement in Chicago, Illinois, as of the day and year first above written.

                              TELEPHONE DATA AND SYSTEMS, INC.

                              By:  /s/ LeRoy T. Carlson, Jr.
                                   ---------------------------------

                              Name:  LeRoy T. Carlson, Jr.
                                   ---------------------------------

                              Title:  President
                                     -------------------------------

                              AMERICAN PAGING, INC.

                              By:  /s/ John R. Schaaf
                                   ---------------------------------

                              Name:  John R. Schaaf
                                   ---------------------------------

                              Title:  President
                                     -------------------------------


                  Signature Page of Revolving Credit Agreement
                           dated as of January 1, 1994

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$ 60,000,000.00                                                 __________, 1994

          For value received, the undersigned, American Paging, Inc., a Delaware corporation (herein called the "Company"), hereby promises to pay to the order of Telephone and Data Systems, Inc., an Iowa corporation (herein called "TDS"), on or before the earlier to occur of (a) December 31, 1998 or
(b) the date six months after the Early Termination Date (as defined in the Revolving Credit Agreement referred to herein), the sum of all amounts borrowed under the Revolving Credit Agreement and evidenced hereby, the total of which borrowings at any one time outstanding is not to exceed Sixty Million Dollars pursuant to the terms of the Revolving Credit Agreement.

          The Company also promises to pay interest on the unpaid principal amount of this Note outstanding at a rate per annum equal to 1 1/2% above the Prime Lending Rate (as defined in the Revolving Credit Agreement) and as in effect from time to time, payable on the first days of January, April, July and October of each year until the principal amount becomes due (whether at maturity, by acceleration or otherwise); and to pay on demand interest on any overdue principal and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate per annum equal to 3 1/2% above the Prime Lending Rate as in effect from time to time.

          All payments of principal and interest under this Note shall be made in lawful money of the United States at the main office of TDS in Chicago, Illinois, or at such other place or places as TDS may designate in writing to the Company, for the account of TDS, as provided in the Revolving Credit Agreement.

          The Company expressly waives any presentment, demand, protest or notice in connection with this Note, now or hereafter required by applicable law.

          This Note is the Note referred to in, and is subject to, the terms and provisions of, the Revolving Credit Agreement dated as of January 1, 1994 (as the same may be amended, modified or supplemented from time to time, herein called the "Revolving Credit Agreement"), executed by the Company and accepted by TDS, to which reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid. All payments on account of the principal amount of this Note shall, prior to transfer hereof, be recorded by TDS on Schedule I attached hereto.

                              AMERICAN PAGING, INC.

                              By:
                                 ---------------------------------

                              Name:
                                   -------------------------------

                              Title:
                                    ------------------------------

                                   SCHEDULE I



          Principal     Earlier      Principal
  Date     Amount     Maturity Date  Amount
   of        of       Specified by   Prepaid
Borrowing Borrowing   the Company    or Paid
--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

--------  ---------   ----------     ---------

                                    EXHIBIT B

                       MORTGAGES, LIENS, PLEDGES, CHARGES
              AND ENCUMBRANCES OF THE COMPANY AND ITS SUBSIDIARIES


                                      NONE.